J-W Power Company
P.O. Box 226406 Dallas, TX 75222-6406 (972) 233-8191

Exhibit 10.1

MASTER GAS COMPRESSION CONTRACT

Customer:	PRB Gathering, Inc	Effective Date:	January 24, 2007
	1875 Lawrence street	Reference Number:	07SM0101-01
Suite 450
Denver, Colorado 80202

Attention:	Tim Pimmel

J-W Power Company (“J-W”) is pleased to submit this proposal to furnish GAS COMPRESSION SERVICES on a contract basis as specified herein:

1.               The services and equipment to be furnished by J-W and the equipment, supplies, and services to be furnished by the Customer are as specified in Attachment “B” page 2 of 3.

2.               Availability, operating conditions, and contract rates, will be specified in Attachment “A” as an attachment to this master agreement.  An Attachment “A” will be submitted and executed for each compressor added to the master contract.  An example of Attachment “A” is attached hereto as Exhibit A.

3.               This proposal is made subject to the terms and conditions on Attachment “C” attached hereto.  Please indicate your acceptance in the space provided below and return it to us. This proposal becomes the Master Gas Compression Contract effective only upon acceptance by J-W, to be evidenced by its signature last provided below.

We appreciate the opportunity to be of service to you.

Very truly yours,
J-W POWER COMPANY

By: James Barr

PRB GATHERING, INC.	J-W POWER COMPANY

/s/ W. F. Hayworth	/s/ James R. Barr
(name)	(name)

William F. Hayworth	James R. Barr
(print)	(print)

President	Corporate Sales Manager
(title)	(title)

2/11/07	2/12/07
(accepted & agreed to this date)	(accepted & agreed to this date)

GAS COMPRESSION PROPOSAL

EXAMPLE OF ATTACHMENT “A”

Customer:	PRB Gathering, Inc	Effective Date:	January 24, 2007
	1875 Lawrence St., Suite 450	Reference Number:	07SM0103-01
Denver, CO 80202

Location Name:	Antelope Valley Booster #1
Location (Sec.T,R or GPS)	49N, 72W, Section 26
County:	Campbell
State:	Wyoming
Field:	Gap Field

Equipment Description

One(1) J-W Model WA-1680-3 skid mounted natural gas compressor package consisting of the following components:

Serial#C-12841/1

Compressor Frame:	Ariel JGK/4	Driver:	Waukesha 7044
Cylinder(s):	12-1/2” & 9-5/8” & 6-1/2” x 2”	Horsepower:	1680 HP

Operating Conditions and Contract Rates

Service:	Dry Sweet Natural Gas
BTU Content
Specific gravity
Min. Suction Press (psig)
Max, Discharge Press (psig)
Performance, mmscfd
(per J-W Compressor performance data)

Monthly Minimum Rate (billed in advance)	$29,555.10
Maintenance and Supplies (as specified on Attachment ‘B’)	as noted on MSA
Environmental / Safety Surcharge (1-1/2% of total rental rate)	$443.33
Daily Surveillance provided by	Customer

Term:   The primary term is (60) Sixty months guaranteed and non-cancelable from and after the commencement of contract rates.  Contract rates shall commence on January 24, 2007.  J-W agrees to make equipment available for delivery on request.  Upon default or request for assignment by PBR Gathering, Inc. all amounts become due under this agreement.  Consent for assignment will not be unreasonably withheld by J-W as long as assignee accepts remaining contract rental term and J-W terms and conditions.

Special Conditions:

J-W Power Company guarantees to provide 95% mechanical availability monthly on a mechanical on line time basis, excluding preventative maintenance time.  Also excluded is downtime associated with upstream and downstream problems with the customer’s site or plant equipment.  Should J-W fail to provide 95% mechanical availability during any month, J-W will reduce that month’s invoice 1% for each 1% below the 95% guarantee.  Time will start 4 hours after J-W is notified of the nature of the failure.  Downtime credit must be requested in writing with sufficient documentation by the 15th day of the succeeding calendar month.  Credit will be issued monthly.

Startup services will be provided on a time and material basis.

Standby rent for this compressor will be billed at a rate of 75% of the monthly rental rate.

Contract rates will not be escalated for this unit in the first 24 months of the contract.  The first contract escalation will occur on January 1, 2009.  Rates will be adjusted per Terms & Conditions of Master Service Agreement, page 3, item #2.

PRB GATHERING, INC.	J-W POWER COMPANY

(name)	(name)

(print)	(print)

(accepted & agreed to this date)	(accepted & agreed to this date)

GAS COMPRESSION PROPOSAL

ATTACHMENT “B”

J-W and Customer agree to furnish the machinery, equipment, tools, materials, supplies, instruments, services, and labor at the location and at the expense of the party as designated below.

J-W Power Will Furnish:

Compression Machinery per Attachment “A”

Accessories and Equipment per Attachment “A”

Portable concrete foundation for compressor, if necessary for 18-280 Hp

Provide environmental drip lip on compressor skid with drains at either end of skid to contain drips and runoff liquids from compressor unit and pipe liquids from scrubber dumps and drain lines to edge of skid

Compressor installation supervision

Initial start up supervision

Compressor maintenance, repairs and replacement parts

Property damage insurance on J-W equipment excluding customer negligence

Engineering Support

Customer Will Furnish:

Adequate roads, grade jobsite, fences, gates

Gas sweetening, dehydration, liquids storage

Removal of free solids and liquids, before compression

Disconnection and removal of equipment

Site restoration

Charges for use of equipment and operator to load, unload, or set compressor

For Electric Compressors, motor starter, electrical switchgear panel and electrical labor

Concrete foundation for compressor, if necessary 300 HP and above

Gas piping from customer’s connection point to J-W’s connection point at the compressor skid

Fuel/power, starting gas/air, relief valve vents & starter gas exhaust piping beyond J-W’s termination point

Pipe, contain and dispose of waste and water runoff from environmental containment rails

State and local sales taxes

Ad Valorem taxes (Including the Rendering of Ad Valorem taxes if required by State Law)

Flow and Suction Pressure Control Equipment & Bypass Circuit

Fuel & Start Gas Regulator  (Supply @ 150 Psig)

Engine exhaust emissions permits, construction/building permits and licenses and waivers required for operation of the compression equipment

Daily Surveillance and operation, monthly reporting of operating conditions

Callouts due to problems not resulting from failure of J-W machinery will be paid by customer at J-W’s  published rates.   J-W services not included above will be charged at its published rates.

Special Provisions:

GAS COMPRESSION PROPOSAL

ATTACHMENT ‘C’

Terms And Conditions

The proposal made on the preceding pages is subject to the following terms and conditions:

1   The prices quoted herein shall remain effective for 30 days.  Thereafter a new quotation should be obtained.

2.   The contract rates shall be adjusted as of the first day of January each year.  The adjustment shall be computed by multiplying the rates currently in use by the percentage increase or decrease in the U.S. Bureau of Labor Statistics Producer Price Index 1141-Pumps, Compressors and Equipment for the last twelve (12) month period (November through November) compared to the preceding twelve (12) month period.  The adjustment so calculated shall be added to or subtracted from, as applicable, the then prevailing rate to determine the adjusted rate to be effective January 1st.  This adjustment does not preclude other adjustments as may be required with prior notice to customer by J-W due to increases in cost of services rendered.

3.   Upon expiration of the primary term, this contract shall continue thereafter in full force and effect on a month-to-month basis subject to cancellation by prior written notice of thirty (30) days given by either party.

4.   Upon termination of this contract by either party, upon default by the Customer, or upon violation by the Customer of any of the terms or conditions contained herein, J-W, at its option and without waiving any available remedies, may enter the premises where the equipment is located and remove same with reasonable prior notice given by J-W.

5.   Contract charges shall be payable monthly in advance upon receipt of invoices from J-W, and if not paid within thirty (30) days from invoice date shall bear interest at a rate equal to the lesser of (a) 18% per annum or (b) the maximum rate permitted by applicable law.

6.   Title to the equipment furnished by J-W shall remain exclusively in J-W without any right, title, or interest vesting in the Customer.  The Customer agrees not to take any action, or permit others to take any action that would subject J-W’s equipment to any claim, lien, or encumbrance, and further agrees to protect, indemnify, and hold harmless J-W from any adverse claim of title to such equipment **(see note on next page).

7.   In the event of default by Customer of any of the obligations or payments required hereby, Customer agrees to pay to J-W its collection expenses and its reasonable attorney’s fees incurred in enforcing any such obligation and/or payment.

8.   This contract shall be governed by and construed under the laws of the State of Texas, which shall also be the sites of all suits or actions connected herewith.  Customer’s obligations hereunder, including payment, are performable at, and must be made to, J-W, P.O. Box 226406, Dallas, Texas 75222-6404 or to such other address provided by invoice or notice from J-W.

9.   Unless caused by J-W’s (or J-W’s agents or sub-contractor’s) gross negligence, J-W shall not be responsible or liable for pre-existing (or post J-W operations) location site environmental contamination of soil or water.  Customer bears responsibility for disposal of liquids, solid and hazardous waste discharged by the equipment at the location in accordance with all applicable rules, regulations and laws of all governing bodies.  Customer will maintain liability insurance in at least the minimum amount required by good business practices.

10.   J-W makes no guarantee of the effectiveness of the products, supplies or materials, nor of the results of any service.

11.   To the extent allowed by applicable law, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, SHALL NOT APPLY HERETO, except as specifically provided herein.  Customer’s remedies in the event of any breach hereof or related hereto (whether contract, warranty or tort) are limited to the consideration previously paid hereunder and IN NO CASE WILL J-W POWER COMPANY or customer BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, LOSS OF PRODUCTION OR ANY OTHER LOSS INCURRED BECAUSE OF INTERRUPTION OF SERVICE.

12.   The Customer shall notify J-W in writing at least thirty (30) days prior to: (I) any intended sale or other transfer of the property where the equipment is located; or (ii) any change of operator on such oil and gas property.  Nothing in this paragraph shall be deemed to constitute the consent of J-W Power Company to any assignment of this Contract by Customer or to any transfer of possession of the equipment. Customer may not assign its right or obligations hereunder without the written consent of J-W. Such consent will not be reasonably withheld.  In the event J-W consent is given, customer shall be responsible for monthly contract invoice payments during the transition period until new owner either accepts assignment or enters into contract with J-W.

13.   INDEMNITY:  Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims, suits or causes of action (including attorney’s fees) for personal injury, death or property damage to the extent that such claim, suit or cause of action is attributable to or arises out of that party’s negligent acts or omissions or the negligent acts or omissions of that party’s agents, employees, subcontractors or invitees.  Each party further agrees to support this indemnity obligation by liability insurance coverage in at least the sum of one million dollars.  Neither party shall be liable to the other for consequential damages.

14.   FORCE MAJEURE.  J-W shall not be liable for any delay in or impairment of performance resulting in whole or in part from acts of God, fires, floods or other catastrophes, strikes or labor disruption, wars, riots, or embargo delays, shortages of transportation equipment, fuel, labor or materials, weather conditions, lack of power, limitation of access, or any circumstance or cause beyond the control of J-W in the reasonable conduct of its business.

15.   There are no representations, warranties or conditions, express or implied, except those contained herein, and no agreements, representations or waivers collateral hereto or not set forth herein shall be binding on either party, whether before or after the date hereof, unless in writing and signed by the party to be bound.  This agreement sets forth the entire understanding between the parties with reference to the subject matter hereof.  Waiver by either party of any breach shall not be construed as a waiver of any other breach and the failure to exercise any right arising from any default or breach shall not be deemed to be a waiver of such right.  No partial invalidity of this agreement shall affect the remainder.